Exhibit 10.16

Smith Executive Employment Agreement

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as a deed and is entered into as of this 8th day of November, 2011 (the “Effective Date”), by and between Smith Electric Vehicles Europe Limited (the “Company”) and Robin Mackie, of 72 Reid Park Road, Jesmond, Newcastle Upon Tyne NE2 2ES (“Employee”).

W I T N E S S E T H:

WHEREAS, Company is in the business of manufacturing and distributing electric delivery vehicles; and

WHEREAS, Company and Employee desire to enter into this Agreement to establish certain terms of Employee’s employment with Company.

NOW THEREFORE, in consideration of the foregoing, the mutual promises contained herein, and other good and valuable consideration, the receipt, and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Employment, Duties and Term.

(a)                                  Company hereby employs Employee as Chief Technology Officer and Senior Vice President, and Employee hereby accepts such employment with Company on the terms and conditions set forth in this Agreement.  In such capacity, Employee shall perform the duties appropriate to such office or position, and such other duties and responsibilities as are assigned to him from time to time by the Board of Directors of Company (the “Board”), the Managing Director of Company or the President and Chief Executive Officer (the “President”) of Smith Electric Vehicles US Corp (the “Parent”).  During the term of his employment with Company, Employee shall devote the whole of his time, attention and abilities to the business of Company, and, as directed by Company, to the business of Parent and any other Group Company, and shall use his best efforts to perform his duties under this Agreement for and on behalf of Company (and Parent or other Group Company, as applicable), and shall not work for anyone else without the express written consent of Company or engage in any activity in competition with or detrimental to Company or any other Group Company. Employee shall follow in all material respects all rules, policies and programmes adopted from time to time by Company (and Parent or other Group Company, as applicable) and applicable to Employee. “Group Company” means any company of which Company is a subsidiary (its holding company (including, without limitation, Parent)), any other subsidiary of its holding company and any company which is for the time being Company’s subsidiary in any jurisdiction in any part of the world, as such terms are defined in section 1159 of the Companies Act 2006, and “Group” shall mean all Group Companies jointly and severally.

(b)                                 This Agreement shall commence on the Effective Date and end when it is terminated in accordance with Paragraph 3 of this Agreement (the “Termination Date”).  The period from the Effective Date to the Termination Date shall be referred to in this Agreement as the “Term.”

(c)                                  Employee’s normal place of work is The Vigo Centre, Birtley Road, Washington, Tyne & Wear NE38 9DA or such other place which Company may reasonably require for the proper performance and exercise of his duties, which shall include, without limitation, facility locations. Employee agrees to travel on Company’s or other Group Company’s business (both within the United Kingdom and abroad) as may be required for the proper performance of his employment duties.  During this Agreement, Employee may be required to work outside the United Kingdom for continuous periods of more than two months.  Employee will be required to work at 12200 N.W. Ambassador Drive, Kansas City, Missouri, United States of America for extended periods of time.

(d)                                 Employee’s normal working hours shall be 08.00 to 16.15 on Mondays to Thursdays and 08.00 to 15.00 on Fridays, with 30 minutes for lunch, and such additional hours as are necessary for the proper performance of his duties. Employee acknowledges that he shall not receive further remuneration in respect of such additional hours. Employee agrees that, by virtue of Employee’s position, Employee’s working time cannot be measured and, accordingly, his employment falls within the scope of regulation 20 of the Working Time Regulations 1998.

(e)                                  Employee is subject to Company’s disciplinary and grievance procedures, copies of which are available from the HR Manager. These procedures do not form part of Employee’s contract of employment. If Employee wishes to appeal against a disciplinary decision he may apply in writing to the HR Manager in accordance with Company’s disciplinary procedure. Company may at any time suspend Employee during any period in which Company is carrying out a disciplinary investigation into any alleged acts or defaults of Employee. During any period of suspension Employee shall continue to receive his salary and contractual benefits. If Employee wishes to raise a grievance, he may apply in writing to the HR Manager in accordance with Company’s grievance procedure.

(f)                                    Employee consents to any Group Company processing data relating to the Employee for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data (as defined in the Data Protection Act 1998) relating to Employee, including, as appropriate: (1) information about the Employee’s physical or mental health or condition in order to monitor sick leave and take decisions as to the Employee’s fitness for work; (2) Employee’s racial or ethnic origin or religious or similar information in order to monitor compliance with equal opportunities legislation; (c) information relating to any criminal proceedings in which Employee has been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties. Company may make such information available to any other Group Company, those who provide products or services to any Group Company (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of

Company or any other Group Company or the business in which Employee works. Employee consents to the transfer of such information to any Group Company and any Group Company’s business contacts outside the European Economic Area in order to further their business interests even where the country or territory in question does not maintain adequate data protection standards.

(g)                                 There is no collective agreement which directly affects Employee’s employment.

2.                                       Compensation.

(a)                                  Base Compensation.  In consideration of the services rendered by Employee, and subject to the terms and conditions hereof, Company will pay Employee during the Term of this Agreement a base salary of $325,000.00 (USD) per year (the “Base Compensation”).  The Base Compensation shall accrue from day to day and be payable monthly in arrears on or about the 21st of each month directly into Employee’s bank or building society.  Company will withhold from all compensation payable to Employee all applicable deductions, including, without limitation, in respect of tax and National Insurance Contributions.  Company may deduct from Base Compensation, or any other sums owed to Employee, any money owed to Company by Employee.

(b)                                 Bonus.  Subject to the terms and conditions hereof and based on Employee’s performance during a fiscal year, during the Term, Employee shall be eligible to earn an annual performance bonus of up to an amount determined by the President, the Board and/or Parent’s Board of Directors (or a Board committee of either entity), as applicable (the “Performance Bonus”).  Eligibility for consideration for a Performance Bonus and the criteria applicable to Employee’s Performance Bonus opportunity for any given fiscal year (including the fiscal year in which the Effective Date occurs) shall be determined by the President, the Board and/or Parent’s Board of Directors (or a Board committee of either entity), as applicable, not later than the end of the first quarter of the relevant performance year (except to the extent Employee’s employment commences after the first quarter of such year).  Payment of any Performance Bonus shall be made based on the determination of the President, the Board and/or Parent’s Board of Directors (or a Board committee of either entity), as applicable, regarding Employee’s satisfaction of the criteria applicable to such Performance Bonus opportunity.  Any payment in respect of a Performance Bonus shall be subject to tax and other standard payroll withholdings and shall be paid within thirty (30) days following the final determination of the amount of the Performance Bonus to be paid.

(c)                                  Equity Interests.  Employee shall be eligible to participate in the equity incentive programs offered by Company or Parent as permitted by law and the applicable program documents.  In the event Employee is entitled to participate in such programs, Employee shall comply with the applicable program documents and all laws and regulations governing said programs, and agrees to execute any instruments or documents and take all other actions reasonably requested by Company or Parent, as applicable, in order to affect the issuance and, as applicable, repurchase or cancellation, of securities issued to Employee thereunder.

(d)                                 Vacation.  Employee will be entitled to 25 days’ vacation per year together with the usual public holidays in England and Wales; provided, however, except as otherwise provided by applicable law: (1) Company shall not pay Employee any additional compensation for any vacation time which is not used prior to the end of a calendar year or any earlier termination of employment, and (2) any vacation time which is not used prior to the end of a calendar year may not be used in any subsequent year.  If during the Term, Employee is employed by Company for only part of a calendar year, Employee shall be entitled to a pro rata number of vacation days during such partial calendar year. Company’s holiday year shall run from 1 January to 31 December.

(e)                                  Benefits.  During the Term, Employee shall be entitled to participate in any employee benefit plans (including retirement, insurance, fringe benefit and other executive benefit plans) generally provided by Company to full-time employees of Company, but only to the extent provided in such employee benefit plans and subject to eligibility requirements of such plans, and for so long as Company provides or offers such benefit plans.  Company reserves the right to modify, amend or terminate such benefit plans at any time without prior notice.  Company will pay for (or reimburse Employee the costs of) Employee’s memberships in social or business clubs, professional associations, and continuing education costs required to maintain professional certifications, to the extent deemed appropriate by the President.  Company will pay 100%, of the cost of employee family health insurance coverage, AD&D, executive level Short and Long Term Disability and term life insurance (up to one (1) times Base Compensation or up to a maximum of $1,000,00.00, whichever is greater); provided, however, that, if the Company determines that its payment of 100% of the cost of any such coverage might cause the applicable plan to provide an impermissibly discriminatory benefit, then, in lieu of paying 100% of the cost of such coverage, the Company will pay the maximum amount that it can pay for the coverage without causing the impermissible discrimination and pay the Executive a cash payment equal to the sum of (1) the difference between the amount that the Company pays for coverage and the actual cost of such coverage and (2) the amount of income and employment taxes that it reasonably anticipates the Executive will owe on the amount paid under this sentence. Employee will be responsible for all income taxes levied against Employee as a result of Company’s provision of any benefits to Employee.  A contracting-out certificate under the Pensions Schemes Act 1993 is not currently in force in respect of Employee’s employment. If the Employee joins the Company’s stakeholders pension scheme (Scheme), the Company shall contribute an amount equal to 12.0% of the Employee’s salary to the Scheme during each year of the Appointment. The Company’s contributions to the Scheme shall be payable in equal monthly instalments in arrears, and shall be subject to the rules of the Scheme and the tax reliefs and exemptions available from HM Revenue & Customs, as amended from time to time.The Employee will have the option to participate in the Scheme or for the Company to contribute in kind (at the 12% rate) to the Employee’s personal pension plan.

During the Term, Employee will be entitled to a car allowance of £1,000 per month (subject to applicable deductions).

(f)                                    Expense Reimbursement.  During the Term, Employee shall be entitled to be reimbursed in accordance with Company policies, as adopted from time to time, for all reasonable, ordinary, and necessary expenses incurred by Employee in connection with the performance of Employee’s duties of employment hereunder, including, but not limited to travel, entertainment, professional dues, professional associations, professional education, and subscriptions.

3.                                       Termination.

(a)                                  Termination Events.  Subject to applicable law, this Agreement and Employee’s employment with Company may be terminated as follows:

(i)                                     by Company, immediately and without advance notice, for Cause;

(ii)                                  by Company, immediately and without advance notice, upon the death or Disability of Employee;

(iii)                               by Company, upon ninety (90) days’ prior written notice to Employee, without Cause;

(iv)                              by Employee, immediately and without advance notice, for Good Reason;

(v)                                 by Employee, upon thirty (30) days’ prior written notice to Company without Good Reason; or

(vi)                              by Employee, immediately and without advance notice, following a Change in Control.

(b)                                 Termination Benefits.

(i)                                     Subject to Paragraph 3(c) below, within sixty (60) days of termination of this Agreement, Company will pay to Employee a lump sum payment equal to the sum of:

(A)                              all accrued but unpaid benefits, reimbursements and Base Compensation owed to Employee as of the date of termination; and

(B)                                if this Agreement is terminated under clause (ii), (iii), (iv) or (vi) of Paragraph 3(a) above, (x) 100% of Employee’s then current annual Base

Compensation, and (y) the amount of any Performance Bonus that has been earned in a prior year but remains unpaid as of the date of termination.

(ii)                                  If this Agreement is terminated under clause (ii), (iii), (iv) or (vi) of Paragraph 3(a), subject to Paragraph 3(c) below, Employee shall be entitled to a pro rated portion of the Performance Bonus, if any, Employee would have received for the fiscal year in which this Agreement is terminated had Employee remained employed with Company.  Such payment, if any, shall be paid as and when Performance Bonuses are paid by Company for such fiscal year.

(iii)                               If this Agreement is terminated for any reason, Company or Parent, as applicable, shall continue to provide D&O tail insurance coverage to Employee for the proscribed period provided in the D&O insurance policy in force as of the date of such Agreement termination.

(c)                                  Release.  All payments and benefits provided to Employee under Paragraph 3(b) (other than the payments and benefits provided under Paragraph 3(b)(i)(A)) above are conditioned on Employee executing and not revoking a release of claims against Company, Parent and all other Group Companies, in substantially the form set forth as Exhibit A hereto, which release must be executed, not be revoked and have become irrevocable within twenty-eight (28) days of Employee’s termination of employment.  All payments and benefits provided under Paragraph 3(b) (other than the payments and benefits provided under Paragraph 3(b)(i)(A)) above shall be forfeited if the Employee does not timely execute (or subsequently revokes) the release.

(d)                                 Certain Defined Terms.                      For purposes of this Agreement, the following capitalized terms shall have the meaning set forth below:

(i)                                     “Cause” means the good faith and reasonable determination of the Board that Employee has:

(A)                              without limitation, been grossly negligent or engaged in willful or gross misconduct, fraud, embezzlement, acts of dishonesty or a conflict of interest (to the extent such conflict of interest materially harms Company or any other Group Company), in each case, relating to the affairs of Company or any other Group Company; provided, that “Cause” shall not be deemed to exist under this clause (A) unless Employee has been given written notice specifying the act or omission constituting Cause and Employee has failed to cure such act or omission within thirty (30) days after receiving such notice; provided further, that such notice and cure right shall not be required to be given if the act or omission giving rise to the determination that Cause exists is not, in the reasonable determination of the Board, susceptible of cure;

(B)                                been convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed) or any offence under any regulation or legislation relating to insider dealing; or

(C)                                engaged in a willful violation of any federal, state or other securities laws in any jurisdiction.

(ii)                                  “Change in Control” shall be deemed to have occurred upon any of the following events:

(A) individuals who, on the Effective Date, constitute the Board of Directors of Parent (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board; provided, however, that any person becoming a director after the Effective Date and whose appointment, election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board of Directors of Parent shall be an Incumbent Director; or

(B) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) or any successors thereto is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) or any successor thereto, directly or indirectly, of securities of Parent representing 50% or more of the combined voting power of Parent’s then outstanding voting securities; or

(C) the consummation of a merger or consolidation of Parent with any other corporation, other than a merger or consolidation (A) which would result in all or a portion of the voting securities of Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Parent or such surviving entity outstanding immediately after such merger or consolidation or (B) by which the corporate existence of Parent is not affected and following which Parent’s chief executive officer and directors retain their positions with Parent (and constitute at least a majority of the Board of Directors of Parent); or

(D) approval by the stockholders of Parent of a complete liquidation or dissolution of Parent.

(iii)                               “Disability” has the meaning set forth in Parent’s long-term disability plan as in effect as of the date on which a “Disability” is claimed hereunder.

(iv)                              “Good Reason” means:

(A)                              a material diminution in Employee’s title or responsibilities not otherwise agreed to in writing by Employee;

(B)                                a material reduction in Employee’s Base Compensation not otherwise agreed to in writing by Employee;

(C)                                a move of Company’s corporate office of more than 100 miles from its location on the Effective Date, or a move of more than 100 miles of any Company facility at which the Employee is regularly required to provide substantial services;

(D)                               Company’s failure to satisfy any payment obligation under this Agreement; or

(E)                                 a material breach by Company of this Agreement (other than a failure to satisfy any payment obligation).

A termination for Good Reason hereunder shall not be effective until Employee has first given Company written notice specifying such act or omission giving rise to the alleged Good Reason event and Company has failed to cure such act or omission within thirty (30) days after receiving such notice. Employee shall provide Company with such written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by Employee.

4.                                       Confidential Relationship and Confidential Information.

(a)                                  Confidential Information.  Employee acknowledges that, during the course of his employment, he will have access to information relating to Company’s and Parent’s businesses that provides Company and Parent with a competitive advantage, that is not generally known by persons not employed by or providing services for Company or Parent and that could not easily be determined or learned by someone outside Company or Parent (“Confidential Information”).  Such Confidential Information includes both written information and information not reduced to writing and includes, without limitation:  (i) the identity of Company’s and Parent’s customers, suppliers and other business partners and prospective customers, suppliers and other business partners, including names, addresses and phone numbers, the characteristics, preferences and investment strategies of those parties, the types of services provided to and ordered by those third parties; (ii) Company’s and Parent’s internal corporate policies related to those services, price lists, fee arrangements and terms of dealings with such third parties; (iii) the identity of Company’s and Parent’s sources in the field and off-site consultants and the terms and conditions on which Company and Parent transact business with those sources and consultants; (iv) financial and sales information, including Company’s and Parent’s financial condition and performance and the compensation paid to other employees of Company and Parent; (v) information relating to inventions, discoveries and formulas, records, research and development data, trade secrets, processes, other methods of doing business, forecasts and business and marketing plans of Company and Parent and (vi) all of Company’s and Parent’s Intellectual Property Rights (as hereinafter defined).  Employee acknowledges that Company and Parent have gathered such information at great cost and over time and that such information is not generally known and cannot easily be obtained from publicly available sources.

(b)                                 Notwithstanding the foregoing, the term “Confidential Information” shall not include, and Employee shall not have any obligations under this Paragraph 4 with respect to, any information which (i) is or becomes publicly known through no unlawful or other wrongful act or omission by Employee or any other person or entity; (ii) becomes known to Employee from a third party having the legal right to make an unrestricted disclosure without a breach of any obligation of confidentiality to Company or Parent by Employee or such third party; (iii) is voluntarily disclosed to the public or competitors of Company or Parent by Company or Parent (except where such public disclosure has been made by Employee or another without authorization); (iv) has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means; or (v) is a protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.

(c)                                  Restriction on Use and Disclosure of Confidential Information.  Employee shall, both during and after his employment by Company, hold all Confidential Information in a fiduciary capacity.  Employee shall not directly or indirectly use or disclose such Confidential Information except as is (i) necessary for the good faith performance of his services for Company, or, as directed by the Company, for Parent, (ii) reasonably necessary, in the opinion of counsel to Company or Parent (or, in respect of claims by Company or Parent against Employee, counsel to Employee), to respond to or defend any claim(s) against Employee or Company or Parent or (iii) required to be disclosed by court order, governmental action, legal process or by applicable law; provided, however, that if disclosure is required under this clause (iii), Employee shall first give written notice thereof to Company and Parent and shall fully cooperate (at Company’s or Parent’s cost and expense) in Company’s or Parent’s attempt to obtain a protective order or other waiver or exclusion from the court or other applicable governmental or other authority.

(d)                                 Ownership of Confidential Information.  Employee acknowledges that any documents received or created by him during the course of his employment with Company that contains or pertains to Confidential Information are and will remain the sole property of Company or Parent, as applicable.  Such documents include, without limitation, files, memoranda, correspondence, reports, client records, contact lists and compilations of information; however such information may be recorded and whether on hard copy or on a computer disk, magnetic disk, CD-ROM, flash drive, or other electronic storage device.  Employee shall return all such documents (including all copies) promptly upon the termination of his employment and shall not, during and after his employment, disclose those documents to anyone outside Company or use those documents for any purpose other than the advancement of Company’s or Parent’s interests, or as reasonably necessary, in the opinion of counsel to Company or Parent (or, in respect of claims by Company or Parent against Employee, counsel to Employee), to respond to or defend any claim(s) against Employee or Company or Parent.

5.                                       Restrictive Covenants.

(a)                                  Noncompetition; Non-solicitation.

(i)                                     Employee acknowledges that Company and Parent are engaged in a highly competitive business on a world-wide scale and that, by virtue of the position in which Employee is employed, his engaging in or working for or with any business which is directly competitive with Company or Parent or any other Group Company would cause Company or Parent or any such Group Company great and irreparable harm.  Employee also acknowledges that, by virtue of his employment, he has gained or will gain knowledge of the identity, characteristics, and preferences of Company’s or Parent’s customers, suppliers and other business partners, among other Confidential Information, and that Employee would inevitably have to draw on such Confidential Information if he were to solicit or service Company’s or Parent’s or any other Group Company’s customers, suppliers and other business partners on behalf of a competing business enterprise.

(ii)                                  Employee agrees that “Restricted Business” at any date means the goods, products, and/or services of the type provided, marketed, sold, produced and/or developed by Company or Parent or any other Group Company during the twelve (12) month period ending on that date for or concerning commercial all electric vehicles.  The “Territory” for the purposes of this Paragraph 5 shall be anywhere in (x) the World, (y) North America, (z) the United States and (a) the United Kingdom.  The parties acknowledge that the geographical limitations contained in (x), (y), (z) and (a) are separate covenants and are reasonable based on the world-wide nature of Group’s business.

(iii)          Accordingly, Employee agrees that during Employee’s employment with Company, whether or not under this Agreement, and thereafter for a period of twelve (12) months (the “Noncompetition Period”) he will not within the Territory:

(A)          directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing, or control of or be employed by, associated with or in any manner connected with any entity or organization engaged in Restricted Business in competition with Company, Parent or any other Group Company;

(B)           directly or indirectly approach, advise, solicit or deal with, in competition with Company, Parent or any other Group Company, any entity or organization engaged in Restricted Business;

(C)           directly or indirectly, for the purpose of competing with Company, Parent or any other Group Company:

(1)           induce or procure or attempt to induce or procure any person who is on, or was during the twelve (12) months preceding, the date of the termination of Employee’s employment with Company, an officer or management employee or key consultant of Company, Parent or any other Group Company with whom Employee had material dealings during the twelve (12) months preceding the date of the termination of Employee’s employment with the Company, to leave his/her employment or service with Company, Parent or any other Group Company (whether or not that person would commit any breach of his or her employment or appointment by reason of leaving the service of Company, Parent or any other Group Company);

(2)           accept into employment or otherwise engage or use the services of any person who is on, or was during the twelve (12) months preceding, the date of the termination of Employee’s employment with Company, an officer or management employee or key consultant of Company, Parent or any other Group Company with whom Employee had material dealings during the twelve (12) months preceding the date of the termination of Employee’s employment with the Company; or

(3)           induce or procure or attempt to induce or procure any person or entity who is on, or was during the twelve (12) months preceding, the date of the termination of Employee’s employment with Company, a customer of Company, Parent or any other Group Company (and with whom Employee had material dealings during the twelve (12)

months preceding the date of the termination of Employee’s employment with Company) to purchase commercial all electric, hybrid, or alternative fuel trucks from a person or entity other than Company, Parent or any other Group Company;

(D)          provide technical, commercial or professional advice to any business or concern engaged in Restricted Business in competition with Company, Parent or any other Group Company;

(E)           interfere or seek to interfere with the supply of any components, materials, goods or services to Company, Parent or any other Group Company (or with the terms of any such supply) in relation to which the Employee had material dealings during the twelve (12) months preceding the date of the termination of Employee’s employment with Company; or

(F)           disparage Company, Parent or any other Group Company, or any of their respective directors, officers, employees, the Company, Parent or Group brand or its or their products and services.

(iv)          None of the restrictions in Paragraph 5(a) shall prevent Employee from:

(A)          holding an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company, whether or not it is listed or dealt in on a recognised stock exchange;

(B)           being engaged or concerned in any business concern insofar as Employee’s duties or work shall relate solely to geographical areas where the business concern is not in competition with any Restricted Business; or

(C)           being engaged or concerned in any business concern, provided that Employee’s duties or work shall relate solely to services or activities of a kind with which Employee was not concerned to a material extent in the 12 months prior to the termination of his employment with Company.

(v)           Employee will, at the request and expense of Company, enter into a separate agreement with any Group Company in which he agrees to be bound by restrictions corresponding to those restrictions in this Paragraph 5(a) (or such of those restrictions as may be appropriate) in relation to that Group Company.

(b)           Intellectual Property.

(i)            Employee acknowledges that all Employment IPRs, Employment Inventions and all materials embodying them shall automatically belong to Company to the fullest extent permitted by law. To the extent that they do not vest in Company automatically, Employee holds them on trust for Company.

(ii)           Employee acknowledges that, because of the nature of his duties and the particular responsibilities arising from the nature of his duties, he has, and shall have at all times while he is employed by Company, a special obligation to further the interests of Company.

(iii)          To the extent that legal title in any Employment IPRs or Employment Inventions does not vest in Company by virtue of Paragraph 5(b)(i), Employee agrees, immediately upon creation of such rights and Inventions, to offer to Company in writing a right of first refusal to acquire them on arm’s length terms to be agreed between the parties. Employee agrees that the provisions of this Paragraph 5(b) shall apply to all Employment IPRs and Employment Inventions offered to Company under this Paragraph 5(b) until such time as Company has agreed in writing that Employee may offer them for sale to a third party.

(iv)          Employee agrees:

(A)          to give Company full written details of all Employment Inventions which relate to or are capable of being used in the business of any Group Company promptly on their creation;

(B)           at Company’s request and in any event on the termination of his employment to give to Company all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Employment IPRs;

(C)           not to attempt to register any Employment IPR nor patent any Employment Invention unless requested to do so by Company; and

(D)          to keep confidential each Employment Invention unless Company has consented in writing to its disclosure by Employee.

(v)                                       Employee waives all his present and future moral rights which arise under the Copyright Designs and Patents Act 1988, and all similar rights in other jurisdictions relating to any copyright which forms part of the Employment IPRs, and agrees not to support, maintain nor permit any claim for infringement of moral rights in such copyright works.

(vi)                                      Employee acknowledges that, except as provided by law, no further remuneration or compensation other than that provided for in this agreement is or may become due to Employee in respect of his compliance with this Paragraph 5(b). This Paragraph 5(b) is without prejudice to Employee’s rights under the Patents Act 1977.

(vii)                                     Employee undertakes to use his best endeavours to execute all documents and do all acts both during and after his employment by Company as may, in the opinion of Company be necessary or desirable to vest the Employment IPRs in Company, to register them in the name of Company and to protect and maintain the Employment IPRs and the Employment Inventions. Such documents may, at Company’s request, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Employment IPRs. Company agrees to reimburse Employee’s reasonable expenses of complying with this Paragraph 5(b).

(viii)                                    Employee agrees to give all necessary assistance to Company to enable it to enforce its Intellectual Property Rights against third parties, to defend claims for infringement of third party Intellectual Property Rights and to apply for registration of Intellectual Property Rights, where appropriate throughout the world, and for the full term of those rights.

(ix)                                       Employee hereby irrevocably appoints Company to be his attorney to execute and do any such instrument or thing and generally to use his name for the purpose of giving Company or its nominee the benefit of this Paragraph 5(b). Employee acknowledges in favour of a third party that a certificate in writing signed by any director or the secretary of Company that any instrument or act falls within the authority conferred by this Paragraph 5(b) shall be conclusive evidence that such is the case.

(x)            For purposes of this Agreement, the following capitalized terms shall have the meaning set forth below:

(A)          “Employment IPRs” means Intellectual Property Rights created by Employee in the course of his employment with Company (whether or not during working hours or using Company premises or resources).

(B)           “Employment Inventions” means any Invention which is made wholly or partially by Employee at any time in the course of his employment with Company (whether or not during working hours or using Company premises or resources, and whether or not recorded in material form).

(C)           “Intellectual Property Rights” or “IPR” means patents, rights to Inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

(D)          “Invention” means any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.

6.             Release.  Employee acknowledges that Company and Parent may use the image, likeness, voice, or other characteristics of Employee in the services, materials, computer programs, marketing and advertising and other deliverables created or used or distributed by or on behalf of Company and Parent in the course of their businesses.  Employee hereby consents to the use of such characteristics of Employee by Company and Parent and releases Company and Parent, and each of their respective directors, officers, employees, agents, contractors, licensees and assigns from any claims which Employee has or may have for invasion of privacy, right of publicity, defamation, copyright infringement, or any other causes of action arising out of the use, adaptation, reproduction, distribution, broadcast, or exhibition of such characteristics.

7.             Enforcement.  Employee acknowledges that the restrictions contained in Paragraphs 4 and 5 are fair, reasonable, and necessary for the protection of the legitimate business interests of Company and any Group Company and that Company and any such Group Company will suffer irreparable harm in the event of an actual or threatened breach of any such provision by Employee.  Employee therefore consents to the entry of a restraining order, preliminary injunction, or other court order to enforce such provisions and expressly waives any security that might otherwise be required in connection with such relief.  Employee also agrees that any request for such relief by Company or any Group Company shall be in addition and without prejudice to any claim for monetary damages which Company or any Group Company might elect to assert.  Employee agrees that the terms of Paragraphs 4 and 5 are in addition to, and not in limitation of, any other restrictive covenants agreed to by Employee with respect to Company and any Group Company.

8.             No Conflicting Obligations.  Employee represents and warrants to Company that he is not now under any obligation of a contractual or other nature to any person or entity which is inconsistent or in conflict with this Agreement, or which would prevent, limit or impair in any way the performance by him of his obligations hereunder. Employee warrants that he is entitled to work in the United Kingdom without any additional approvals and will notify Company immediately if he ceases to be so entitled during the Term.

9.             Governing Law and Jurisdiction.  This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law. The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims). The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement and no person other than Employee, Company and any Group Company shall have any rights under it.

10.           Severability.  If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law.  If the final judgment of a court of competent jurisdiction declares that any provision of this Agreement, including, without limitation, any provision of Paragraph 4, 5 or 6 hereof, is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power, and is hereby directed, to reduce the scope, duration or area of the provision, to delete specific words or phrases and to replace any invalid or unenforceable provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, and this Agreement shall be enforced as so modified.

11.           Survivability.  The provisions of this Agreement which by their terms call for performance subsequent to termination of Employee’s employment, or of this Agreement, shall so survive such termination.

12.           No Defense.  The existence of any claim, demand, action or cause of action of Employee against Company, whether or not based upon this Agreement, will not constitute a defense to the enforcement by Company (or any other applicable Group Company) of any covenant or agreement of Employee contained in Paragraphs 4 and 5 herein.

13.           No Attachment.  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation, or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

14.           Source of Payments.  All payments provided under this Agreement shall be paid in cash from the general funds of Company, and no special or separate fund shall be established and no other segregation of assets shall be made to assure payment.

15.           Tax Withholding.  Company may withhold from any benefits payable under this Agreement (including with respect to the Performance Bonus whether in cash or in stock shares) all federal, state, city or other taxes or social security deductions as Company shall reasonably determine are required pursuant to any law or governmental regulation or ruling.

16.           Notices.  Any notices, demands and communications under this Agreement shall be in writing and shall be deemed to have been duly given and received (a) if delivered personally or actually received, (b) three (3) business days after being mailed, certified mail, return receipt requested, (c) one (1) business day after being sent by a nationally recognized overnight delivery service, or (d) if sent via facsimile or similar electronic transmission during normal business hours, as evidenced by mechanical confirmation of such fax or other electronic transmission, to the parties as set forth below or at such other address as may have been furnished by a party to the other party in accordance with the foregoing:

If to Company, to:	Smith Electric Vehicles Europe Limited
Managing Director
Vigo Centre
Birtley Road
Washington
Tyne & Wear
NE38 9DA

With a copy (which shall not constitute notice) to:

Smith Electric Vehicles US Corp
12200 N.W. Ambassador Drive, Suite 326
Kansas City, Missouri 64163 USA
Attention: General Counsel

If to Employee, to:	Robin Mackie
*****
*****

17.           Assignment.  This Agreement is a personal contract requiring the provision of unique services by Employee, and Employee’s rights and obligations hereunder may not be sold, transferred, assigned, pledged, or hypothecated by Employee.  In the event of any attempted assignment or transfer of rights hereunder by Employee contrary to the provisions hereof (other than as may be required by law), Company will have no further liability for payments hereunder.

The rights and obligations of Company hereunder will be binding upon and run in favor of the successors and assigns of Company.

18.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.  Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

19.           Complete Understanding; Amendments; Waiver.  This Agreement  and the documents referenced herein constitute the complete understanding between the parties with respect to the employment of Employee and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and no statement, representation, warranty or covenant has been made by any party with respect thereto except as expressly set forth herein, and all prior employment agreements or arrangements, whether oral or written, between Company and/or Parent and Employee with respect to the performance of any services by Employee are hereby terminated. This Agreement shall not be altered, modified or amended (except as provided in Paragraph 10 hereof) or terminated except by a written instrument signed by each of the parties hereto.  No waiver of any term or provision hereof, or of the application of any such term or provision to any circumstances, shall be effective or binding on any party unless it is in writing signed by the party charged with giving such waiver.  A waiver by either party hereto of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived, and no waiver by any party hereto of a breach hereunder by the other party on any occasion shall constitute a waiver of the same breach on any subsequent occasion.  Except as expressly provided herein, no delay on the part of Company, Parent or any other Group Company or Employee in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, no single or partial exercise by Company, Parent or any other Group Company or Employee of any such right or remedy shall preclude other or further exercise thereof and all remedies hereunder or by operation of law or equity shall be cumulative and not exclusive.

20.           Titles and Captions; Construction.  All paragraph titles or captions in this Agreement are for convenience only and in no way define, limit, extend or describe the scope, meaning or intent of any provision hereof.  When used in this Agreement, (a) words denoting the singular include the plural and vice versa, (b) his/her, her or its shall include all genders, (c) when calculating the period of time within or following which any act is to be done or notice given or other steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a “business day” in the United Kingdom, then the period shall end on the next day which is a business day in United Kingdom, and (d) any reference to

“herein,” “hereof,” “hereby,” “hereunder” or words of similar import shall mean and refer to this Agreement as a whole and not to any particular part hereof. A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

21.           Notification of New Employer.  In the event that Employee is no longer an employee of Company, Employee consents to notification by Company to Employee’s new employer or its agents regarding Employee’s rights and obligations under this Agreement.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Executed as a deed by Smith Electric	/s/ Bryan Hansel
Vehicles Europe Limited acting by	Bryan Hansel, Director
Bryan Hansel, a director

Signed as a deed by Robin Mackie,	/s/ Robin Mackie
in the presence of:	Robin Mackie

/s/ B. Kevin Neal
Signature of witness

B. Kevin Neal
Print name of witness

12200 N.W. Ambassador Dr.

Kansas City, MO 64163

Address of witness